Exhibit 10.12

PLURALSIGHT HOLDINGS, LLC

May 27th, 2016

Arne Duncan

Dear Mr. Duncan:

This letter agreement (this “Agreement”) confirms our understanding that Pluralsight Holdings, LLC, a Delaware limited liability company (the “Company”, “we”, or “us”), has engaged you to act in the capacity and to provide the services to the Company as set forth below, upon the terms and conditions set forth below. For your information, the controlling instrument with respect to the business, activities and governance of the Company is the Amended and Restated Limited Liability Company Agreement of Pluralsight Holdings, LLC dated as of March 14, 2016, as amended, modified, or supplemented from time to time, a copy of which has been provided to you (the “LLC Agreement”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings as set forth in the LLC Agreement.

1. Capacity; Services. You shall be a member of the Board of Managers (the “Board”) of the Company with the authority and duties as set forth in the LLC Agreement and as are normally associated with that position.

2. Unit Award. As consideration for your service as a member of the Board, the Company will award or grant to you 209,000 Incentive Units (representing approximately 0.20%, in total, of the aggregate outstanding Units of the Company on a fully-diluted basis as of the date hereof). The Incentive Units will be subject to the terms and conditions of the LLC Agreement, the Pluralsight Holdings, LLC Incentive Unit Plan dated as of May 24, 2013, as amended, modified, or supplemented from time to time, and an Incentive Unit Offer Letter between you and the Company (the “Offer Letter”). We anticipate that the strike price for your Incentive Units (as set forth in the Offer Letter) will be an amount equal to $9.42 per Incentive Unit and your applicable “Catch-up Amount” (as defined in the LLC Agreement) is $4.27 per Incentive Unit, subject to review and confirmation from our tax, legal, and accounting representatives, and subject to Board approval. Additionally, we anticipate that your units will vest over the course of three years on a quarterly basis, beginning on July 1, 2016 (all as further set forth in the Offer Letter).

3. Reimbursement of Expenses. The Company agrees to reimburse you for reasonable out-of-pocket expenses incurred by you for attendance at each meeting of the Board and for such additional reasonable out-of-pocket expenses incurred by you on behalf of the Company in connection with the services provided pursuant to this Agreement as are approved in advance by the Company. Reimbursement of out-of-pocket expenses will be paid promptly by the Company after receipt of reasonable documentation covering such expenses.

4. Information; Confidentiality.

(a) The Company understands and agrees that in performing the services hereunder you will use and rely upon the information provided by the Company and its advisors and that you do not assume responsibility for independent verification of any information, whether publicly available or otherwise furnished to you concerning the Company including, without limitation, any financial information, forecasts or projections, considered in connection with the rendering of your services. Accordingly, you shall he entitled to assume and rely upon the accuracy and completeness of all such information and are not required to conduct a physical inspection of any of the properties or assets, or to prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of the Company (except to the extent required to satisfy your fiduciary responsibilities).

(b) During the term of this Agreement, you will have access to and become acquainted with confidential information of the Company and/or any of its subsidiaries, including among other things customer relationships, processes, and compilations of information, records and specifications, which are owned by the Company or any of its subsidiaries. You shall not use or disclose any of the Company’s or any of its subsidiaries confidential information in any way that is detrimental to the interests of the Company or any of its subsidiaries, directly or indirectly, either during or after the term of this Agreement, except as required in the course of this Agreement. You agree to use reasonable efforts to ensure that your employees, agents, and representatives similarly maintain the confidentiality of such proprietary and confidential information of the Company and its subsidiaries.

5. Indemnity. The Company agrees to indemnify and hold you harmless to the full extent allowed by law and as set forth in the LLC Agreement against all expense, liability, and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred by you in connection with your engagement hereunder; provided, however, there shall be excluded from such indemnification any such expense, liability, and loss (a) for acts or omissions involving actual fraud or willful misconduct or (b) with respect to any transaction from which you derived improper personal benefit.

6. Term. Your services hereunder and the term of this Agreement may be terminated at any time (a) by you, upon written notice to the Company, or (b) by the Members of the Company, as provided in the LLC Agreement.

7. Notice. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7).

If to you:

Arne Duncan

If to the Company:

Pluralsight Holdings, LLC

182 North Union Avenue

Farmington, Utah 84025

Attention: Legal Counsel

8. Independent Contractor. In providing the services hereunder, you are acting as an independent contractor and it is expressly understood and agreed that this Agreement is not intended to create, and does not create, any partnership, agency, joint venture or similar relationship and that no party has the right or ability to contract for or on behalf of any other party or to effect any transaction for the account of any other party. Nothing herein shall be construed to an employee/employer relationship. Neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party. Nothing in this Agreement shall be deemed or construed to enlarge your fiduciary duties and responsibilities, if any, including without limitation in your capacity as a member of the Board.

9. Entire Agreement; Amendment and Modification; Waiver. This Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements whether written or oral. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. However, neither this Agreement nor any of the rights of the parties hereunder may otherwise be transferred or assigned by any party hereto, except that if the Company shall merge or consolidate with or into, or sell or otherwise transfer substantially all its assets to, another company which assumes the Company’s obligations under this Agreement, the Company may assign its rights hereunder to that company. Any attempted transfer or assignment in violation of this Section 10 shall be void.

11. Legal Matters.

(a) Governing Law. This Agreement will be governed by the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule.

(b) Jurisdiction. Any legal suit, action or proceeding arising out of or based upon or relating to this Agreement or the transactions contemplated hereby shall be instituted in the federal courts of the United States of America or the courts of the State of Utah in each case located in the City of Salt Lake and County of Salt Lake, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by certified mail in accordance with Section 7 shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(c) Waiver of Trial by Jury. Each party acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby. Each party to this Agreement certifies and acknowledges that (i) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (ii) such party has considered the implications of this waiver, (iii) such party makes this waiver voluntarily, and (iv) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11(e).

(d) Equitable Remedies. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to equitable relief, including injunctive relief or specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

(e) Fees and Costs. In the event that any party institutes any legal suit, action or proceeding against the other party to enforce the covenants contained in this Agreement (or obtain any other remedy in respect of any breach or this Agreement) or otherwise arising out of or relating to this Agreement, the prevailing party in the suit, action or proceeding shall be entitled to receive in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action or proceeding, including reasonable attorneys’ fees and expenses and court costs.

12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

13. No Strict Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

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Please confirm that the foregoing correctly sets forth our agreement with respect to the subject matter hereof by signing and returning to the undersigned a copy of this Letter.

Pluralsight Holdings, LLC

By:	/s/ Aaron Skonnard

Name: Aaron Skonnard Its: President/Chief Executive Officer

The foregoing Letter is accepted and agreed to as of the date first set forth above.

/s/ Arne Duncan
Arne Duncan, an individual